Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2015

Continued Growth in Revenue and Adjusted EBITDA and Launch of DonJoy Performance Consumer Highlights Q2

SAN DIEGO, CA, July 28, 2015 –DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter ended June 27, 2015.

Second Quarter Results

DJOFL achieved net sales for the second quarter of 2015 of $310.8 million, reflecting a decline of 1.0%, compared with net sales of $313.9 million for the second quarter of 2014. Net sales for the second quarter of 2015 were unfavorably impacted by $14.0 million related to changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2014. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the second quarter of 2015 increased 3.5% compared to net sales for the second quarter of 2014.

Adjusted EBITDA for the second quarter of 2015 was $73.7 million, or 23.7% of net sales, reflecting 5.0% growth when compared with Adjusted EBITDA of $70.2 million, or 22.4% of net sales, for the second quarter of 2014. On a constant currency basis, Adjusted EBITDA grew 9.1% in the second quarter of 2015.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-

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cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s new senior secured credit facilities (“New Senior Credit Facilities”) and the indentures governing its 8.125% second lien notes, its 10.75% third lien notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

For the second quarter of 2015, DJOFL reported a net loss attributable to DJOFL of $78.0 million, compared to a net loss of $25.4 million for the second quarter of 2014. As detailed in the attached financial tables, the results for the current and prior year second quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

“We are pleased to report strong top and bottom line performance, in line with expectations,” said Mike Mogul, DJO’s President and Chief Executive Officer. “I want to especially highlight the launch of DonJoy Performance in the consumer sports channel, the first time the world’s leading sports medicine products have been available to consumers. That launch coupled with strong organic sales growth and solid margin enhancement delivered a very good quarter in Q2.”

“We continue to be very optimistic about the new products that we have and are launching in 2015, as well as the building momentum of providing MotionCare™ products in order to keep arthritis sufferers moving. We also completed the acquisition of Cobalt Bone Cement and the Discovery Elbow, both products which will enhance our already industry leading orthopedic implant growth. We are reconfirming our 2015 guidance of mid-single digit revenue growth and updating Adjusted EBITDA growth rates to high-single digits. Based on current foreign currency rates, we expect sales and Adjusted EBITDA for the full year of 2015 to be negatively impacted by approximately 400-500bps.”

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Sales by Business Segment

Net sales for DJO’s Bracing and Vascular segment were $136.2 million in the second quarter of 2015, reflecting growth of 6.2%, compared to the second quarter of 2014, driven by strong contribution from the sales of new products.

Net sales for DJO’s Recovery Sciences segment were $71.0 million in the second quarter of 2015, reflecting a decrease of 6.4%, compared to the second quarter of 2014, primarily due to the slower than anticipated sales in the EMPI and Regeneration business units.

Second quarter net sales within the International segment were $75.6 million. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period, net sales for the second quarter of 2015 increased 5.9% from the second quarter of 2014.

Net sales for the Surgical Implant segment were $28.1 million for the second quarter of 2015, reflecting growth of 11.9% over net sales in the second quarter of 2014, driven by strong sales in hips and shoulders.

As of June 27, 2015, the Company had cash balances of $48.4 million and available liquidity of $111.5 million under its $150 million revolving credit facility.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 pm Eastern; 10:00 am Pacific Time today, July 28, 2015. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business

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strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 20, 2015. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net sales	$310,843	$313,867	$590,944	$596,611
Operating expenses:
Cost of sales	125,536	127,440	234,778	243,155
Selling, general and administrative	119,023	127,803	238,796	251,333
Research and development	8,739	9,603	17,639	19,341
Amortization of intangible assets	22,100	23,500	44,209	47,059
Impairment of intangible assets	4,500	—	4,500	—

	279,898	288,346	539,922	560,888

Operating income	30,945	25,521	51,022	35,723

Other (expense) income:
Interest expense, net	(44,552)	(43,567)	(87,373)	(87,238)
Loss on modification and extinguishment of debt	(67,967)	(1,019)	(67,967)	(1,019)
Other income (expense), net	755	612	(3,396)	532

	(111,764)	(43,974)	(158,736)	(87,725)

Loss before income taxes	(80,819)	(18,453)	(107,714)	(52,002)
Income tax benefit (provision)	3,007	(6,754)	(5,323)	(9,378)

Net loss	(77,812)	(25,207)	(113,037)	(61,380)
Net income attributable to noncontrolling interests	(165)	(227)	(466)	(576)

Net loss attributable to DJO Finance LLC	$(77,977)	$(25,434)	$(113,503)	$(61,956)

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 27, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$48,385	$31,144
Accounts receivable, net	188,277	188,060
Inventories, net	181,953	175,340
Deferred tax assets, net	24,598	24,598
Prepaid expenses and other current assets	19,063	17,172

Total current assets	462,276	436,314
Property and equipment, net	120,583	120,107
Goodwill	1,135,774	1,141,188
Intangible assets, net	818,230	868,031
Other assets	19,536	32,853

Total assets	$2,556,399	$2,598,493

Liabilities and Deficit
Current liabilities:
Accounts payable	$66,002	$62,960
Accrued interest	24,179	29,600
Current portion of debt obligations	7,772	8,975
Other current liabilities	86,559	99,145

Total current liabilities	184,512	200,680
Long-term debt obligations	2,350,194	2,261,941
Deferred tax liabilities, net	246,262	243,123
Other long-term liabilities	14,324	14,365

Total liabilities	$2,795,292	$2,720,109

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	840,846	839,781
Accumulated deficit	(1,065,915)	(952,412)
Accumulated other comprehensive loss	(16,702)	(11,603)

Total membership deficit	(241,771)	(124,234)
Noncontrolling interests	2,878	2,618

Total deficit	(238,893)	(121,616)

Total liabilities and deficit	$2,556,399	$2,598,493

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net sales:
Bracing and Vascular	$136,179	$128,253	$250,083	$237,759
Recovery Sciences	71,043	75,911	138,158	144,781
Surgical Implant	28,071	25,080	54,997	49,012
International	75,550	84,623	147,706	165,059

	$310,843	$313,867	$590,944	$596,611

Operating income:
Bracing and Vascular	$31,497	$26,086	$52,393	$45,571
Recovery Sciences	19,702	21,745	36,126	39,143
Surgical Implant	4,392	2,803	8,712	5,623
International	13,312	15,576	25,697	30,282
Expenses not allocated to segments and eliminations	(37,958)	(40,689)	(71,906)	(84,896)

	$30,945	$25,521	$51,022	$35,723

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DJO Finance LLC

Adjusted EBITDA

For the Three and Six Months Ended June 27, 2015 and June 28, 2014

(unaudited)

Our New Senior Secured Credit Facilities, consisting of a $1,035.0 million term loan and a $150.0 million revolving credit Facilities, under which $38.0 million was outstanding as of June 27, 2015, and the Indentures governing our $1,015.0 million of 8.125% second lien notes, $298.4 million of 10.75% third lien notes, and $1.6 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our New Senior Secured Credit Facilities, we are required to maintain a specified first lien net leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our New Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the New Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the New Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the New Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the New Senior Secured Credit Facilities. Any acceleration under the New Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our New Senior Secured Credit Facilities and the Indentures governing our $1,015.0 million of 8.125% second lien notes, $298.4 million of 10.75% third lien notes, and $1.6.0 million of 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our New Senior Secured Credit Facilities and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our New Senior Secured Credit Facilities and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 27, 2015
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net loss attributable to DJO Finance LLC	$(77,977)	$(25,434)	$(113,503)	$(61,956)	$(142,081)
Interest expense, net	44,552	43,568	87,373	87,239	174,426
Income tax (benefit) provision	(3,007)	6,754	5,323	9,378	8,835
Depreciation and amortization	30,861	32,241	61,327	64,259	125,878
Non-cash charges (a)	5,079	(388)	5,754	(240)	5,776
Non-recurring and integration charges (b)	4,989	10,988	10,918	26,406	27,070
Other adjustment items (c)	69,201	2,462	75,480	4,711	85,152

Adjusted EBITDA	$73,698	$70,191	$132,672	$129,797	$285,056

(a)	Non-cash items are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 27, 2015
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Stock compensation expense	$539	$487	$1,152	$931	$2,090
Impairment of intangible assets	4,500	—	4,500	—	4,500
Loss (gain) on disposal of fixed assets and assets held for sale, net	40	(900)	(185)	(1,403)	381
Purchase accounting adjustments	—	25	287	232	(1,195)

Total non-cash charges	$5,079	$(388)	$5,754	$(240)	$5,776

(1)	Purchase accounting adjustments for the twelve months ended June 27, 2015 consist of $0.3 million of amortization of fair market value inventory adjustments, net of $1.5 million in adjustments to the contingent consideration for Speetec.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 27, 2015
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Integration charges:
Global business unit reorganization and integration	$1,330	$3,551	$4,824	$7,826	$7,028
Acquisition related (credits) expenses and integration (1)	556	(121)	1,055	299	1,087
CFO transition	—	121	—	228	(1)
Litigation and regulatory costs and settlements, net (2)	1,642	1,606	2,586	2,671	5,667
Other non-recurring items (3)	631	3,808	895	11,650	9,596
Automation projects	830	2,023	1,558	3,732	3,693

Total non-recurring and integration charges	$4,989	$10,988	$10,918	$26,406	$27,070

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended June 27, 2015, litigation and regulatory costs consisted of $0.7 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products and $5.0 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended June 27, 2015, other non-recurring items consisted of $9.0 million in specifically identified non-recurring operational and regulatory projects, $1.7 million in expenses related to our Tunisia factory fire and $0.3 million in other non-recurring travel & professional fees, offset by $1.4 million in adjustments to incremental Empi bad debt expense related to the Medicare CLBP decision.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 27, 2015
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Blackstone monitoring fees	$1,750	$1,750	$3,500	$3,500	$7,000
Non-controlling interests	165	226	466	575	863
Loss on modification and extinguishment of debt (1)	67,967	1,019	67,967	1,019	67,886
Other (2)	(681)	(533)	3,547	(383)	9,403

Total other adjustment items	$69,201	$2,462	$75,480	$4,711	$85,152

(1)

Loss on modification and extinguishment of debt for the twelve months ending June 27, 2015 consists of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing. Loss on modification and extinguishment of debt for the six months ending June 28, 2014 consists of $0.4 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment

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of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

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